Exhibit 12.1

ENTREPRENEUR GROWTH CAPITAL

545 Madison Avenue, 6th Floor

New York, NY 10022

January ____, 2005

Boundless Corporation and all Subsidiaries

50 Engineers Lane

Farmingdale, NY 11735

Attn:	Joseph Gardner, CFO

Re:	Loan and Security Agreement
Conditions Precedent and Additional Terms

Reference is made to that certain Loan and Security Agreement dated on or about the date hereof (the “Loan Agreement”) entered into by and between BOUNDLESS CORPORATION, BOUNDLESS TECHNOLOGIES, INC., BOUNDLESS MANUFACTURING SERVICES, INC., and BOUNDLESS ACQUISITION CORP., each a Debtor-in-Possession (collectively referred to herein as the “Borrower”) and ENTREPRENEUR GROWTH CAPITAL LLC (“Lender”). Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Loan Agreement.

The parties hereto mutually agree that, notwithstanding anything set forth to the contrary in the Loan Agreement, the following terms and conditions shall be and are hereby immediately incorporated into the Loan Agreement.

A.	The effectiveness of the Loan Agreement is subject to the satisfaction of the following conditions precedent unless specifically waived in writing by Lender:

(1)

Approval by the U.S. Bankruptcy Court of the replacement financing provided by Lender and a grant to Lender of a first lien and security interest in all of the Borrower’s assets, taking priority over all other liens and security interests pursuant to sections 364(c)(2) and (c)(3) and 364(d) of the bankruptcy code;

(2)	Payment in full of all of the obligations due to Valtec Capital LLC (“Valtec”) and a release (or assignment to EGC) of all of Valtec’s liens and security interests in the assets of Borrower;

(3)	Resolution of the Hewlett-Packard motion providing for, among other things, payment to Valtec to be applied to the Valtec obligations;

B.

Lender shall set up a reserve account from the proceeds of the advances otherwise available to Borrower under the Loan Agreement, without interest, in the aggregate amount of $100,000.00 (the “Reserve Account”). On the closing date, Borrower hereby authorizes and agrees that Lender shall deposit fifty thousand dollars ($50,000.00) otherwise available to Borrower under the Loan Agreement into the Reserve Account. Thereafter, Borrower hereby authorizes and agrees that five percent (5%) of each advance made to Borrower under the Loan Agreement shall be deposited into the Reserve Account until the aggregate principal amount deposited into the Reserve Account amounts to $100,000.00. Lender shall maintain the Reserve Account at all times as Lender deems necessary as additional Collateral to secure the Obligations. EGC shall be entitled to hold such Reserve Account until all of the Obligations shall have been paid in full. EGC shall have the right to apply the Reserve Account against any of the Obligations in such manner and at such time or times as Lender shall determine, in Lender’s reasonable business discretion; provided, however, that EGC shall not be required to make any application, but may, if it elects, proceed against Borrower and/or the Collateral, all in EGC’s sole discretion. Until such time as EGC applies any portion of the Reserve Account to reduce Borrower’s Obligations, EGC hereby agrees to accrue simple interest on the Reserve Account at a per annum rate (meaning 360 days) equal to the Prime Rate minus two percent (2%).

C.

As a condition to closing the Loan Agreement, Borrower must have at least $100,000.00 in availability after directing Lender to remit proceeds to pay the Valtec obligations and funding the Reserve Account. This availability requirement is applicable only upon the closing of the Loan Agreement and shall not be required after the initial closing and funding of the Loan Agreement.

D.

If Borrower successfully obtains confirmation of a plan of reorganization, but chooses exit financing from a lender other than Entrepreneur Growth Capital, LLC, Lender will be entitled to a success fee (the “Success Fee”) in the amount of three percent (3%) of the Line of Credit, which Success Fee shall be in addition to all other fees and shall be deemed as an additional advance and charged to Borrower’s account and shall become part of the Obligations.

If the foregoing correctly sets forth your and our understanding, please acknowledge your agreement by signing below and returning such executed copy to my attention at your earliest convenience.

Signature Page follows

This agreement may be executed in counterparts. Each counterpart shall be deemed an original but all of which together shall constitute one and the same instrument. An executed facsimile of this agreement shall be deemed to be a valid and binding agreement between the parties hereto.

ENTREPRENEUR GROWTH CAPITAL LLC

By:	/s/ Dean Landis
Dean Landis, President

CONSENTED TO AND AGREED

this ____ day of January 2005

BOUNDLESS CORPORATION,	BOUNDLESS TECHNOLOGIES, INC.,
Debtor-in-Possession	Debtor-in-Possession

By:	/s/ Joseph Gardner	By:	/s/ Joseph Gardner
Name:	Joseph Gardner	Name:	Joseph Gardner
Title:	Vice President/CFO	Title:	Vice President/CFO

BOUNDLESS MANUFACTURING	BOUNDLESS ACQUISITION CORP.,
SERVICES, INC.,	Debtor-in-Possession

Debtor-in-Possession

By:	/s/ Joseph Gardner	By:	/s/ Joseph Gardner
Name:	Joseph Gardner	Name:	Joseph Gardner
Title:	Vice President/CFO	Title:	Vice President/CFO